As filed with the Securities and Exchange Commission on August 3, 2012
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MICROCHIP TECHNOLOGY INCORPORATED
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	86-0629024
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2355 West Chandler Boulevard
Chandler, Arizona 85224

STANDARD MICROSYSTEMS CORPORATION (“SMSC”)
2002 Inducement Stock Option Plan, 2003 Inducement Stock Option Plan, 2004 Inducement Stock Option Plan, 2005 Inducement Stock Option and Restricted Stock Plan and 2009 Long Term Incentive Plan
MICROCHIP TECHNOLOGY INCORPORATED
2012 Inducement Award Plan
Steve Sanghi
President and Chief Executive Officer
MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224
(480) 792-7200
(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)
Common Stock (par value $0.001 per share) to be issued under the SMSC 2002 Inducement Stock Option Plan	1,075 (2)	$29.8104 (4)	$32,046.18	$3.67
Common Stock (par value $0.001 per share) to be issued under the SMSC 2003 Inducement Stock Option Plan	4,077 (2)	$19.5863 (4)	$79,853.35	$9.15
Common Stock (par value $0.001 per share) to be issued under the SMSC 2004 Inducement Stock Option Plan	18,140 (2)	$29.422 (4)	$533,715.08	$61.16
Common Stock (par value $0.001 per share) to be issued under the SMSC 2005 Inducement Stock Option and Restricted Stock Plan	93,581 (2) 3,357 (2)	$18.1767 (5) $33.05 (5)	$1,700,993.76 $110,948.85	$194.93 $12.71
Common Stock (par value $0.001 per share) to be issued under the SMSC 2009 Long Term Incentive Plan	270,412 (2) 519,686 (2)	$20.2665 (6) $33.05 (6)	$5,480,304.80 $17,175,622.30	$628.04 $1,968.33
Common Stock (par value $0.001 per share) to be issued under the Microchip Technology Incorporated 2012 Inducement Award Plan	440,422 (3)	$18.5401 (4)	$8,165,467.92	$935.76
Total				$3,813.75

#PageNum#

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the SMSC plans referenced above (the “SMSC Plans”) and the Microchip Technology Incorporated 2012 Inducement Award Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)    Pursuant to the Agreement and Plan of Merger dated as of May 1, 2012 (the “Merger Agreement”) by and among the Registrant, SMSC and Microchip Technology Management Co., upon the closing of the transaction contemplated by the Merger Agreement on August 2, 2012 (the “Merger”), the Registrant assumed certain outstanding options, restricted stock units (“RSUs”) and restricted stock awards (each in respect of SMSC common stock) under the SMSC Plans and such options, restricted stock awards, and RSUs were automatically converted into awards in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares and the exercise price (if applicable) of each such award.

(3)    Pursuant to the Merger Agreement, upon the closing of the Merger, certain outstanding cash-settled stock appreciation rights under SMSC’s 2004 Stock Appreciation Rights Plan and SMSC’s 2006 Employee Stock Appreciation Rights Plan were converted into stock-settled stock appreciation rights under the Microchip Technology Incorporated 2012 Inducement Award Plan, subject to appropriate adjustments to the number of shares and exercise price of each such stock appreciation right.

(4)    Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of awards outstanding under the SMSC Plans and assumed by the Registrant.

(5)    Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $18.1767 per share for 93,581 shares is based on the weighted average exercise price of awards outstanding under the SMSC Plans and assumed by the Registrant and the proposed maximum offering price of $33.05 per share for 3,357 shares is based on the average of the reported high and low sales prices for the Registrant’s common stock as reported by the Nasdaq Global Select Market on July 30, 2012.

(6)    Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $20.2665 per share for 270,412 shares is based on the weighted average exercise price of awards outstanding under the SMSC Plans and assumed by the Registrant and the proposed maximum offering price of $33.05 per share for 519,686 shares is based on the average of the reported high and low sales prices for the Registrant’s common stock as reported by the Nasdaq Global Select Market on July 30, 2012.

(7)    The Amount of the Registration Fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the adjusted fee rate for fiscal 2012 shall be “$114.60 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.00011460.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Microchip Technology Incorporated (the “Registrant” or the “Company”) with the SEC:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the SEC on May 30, 2012.

(2)	The Registrant’s Current Report on Form 8-K filed on July 18, 2012.

(3)	The Registrant’s Current Report on Form 8-K filed on August 2, 2012.

(4)	The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A filed on February 5, 1993, including any amendment or report updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“Delaware Law”) authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise (including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”)). Article VI of the Registrant’s By-Laws provides for mandatory indemnification of its directors and executive officers, to the maximum extent permitted by Delaware Law. Article VI of the Registrant’s By-Laws also provides for permissive indemnification of the Registrant’s employees and agents to the extent, and in the manner, permitted by Delaware Law. The Registrant has entered into indemnification agreements with its directors and selected officers, a form of which was filed on February 5, 1993 as Exhibit 10.1 to Registration Statement No. 33-57960. The indemnification agreements provide the Registrant’s directors and selected officers with further indemnification to the maximum extent permitted by Delaware Law. The Registrant’s directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against any claims made against them by reason of being or having been such directors or officers.

Item 7.    Exemption From Registration Claimed.
Not applicable.
Item 8.    Exhibits.

4.1
Standard Microsystems Corporation 2002 Inducement Stock Option Plan (incorporated by reference to Exhibit 10.26 to SMSC’s Annual Report on Form 10-K for the fiscal year ended February 28, 2003, as filed with the Securities and Exchange Commission on May 29, 2003)

4.2
Standard Microsystems Corporation 2003 Inducement Stock Option Plan (incorporated by reference to Exhibit 4.3 to SMSC’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 16, 2003)

4.3
Standard Microsystems Corporation 2004 Inducement Stock Option Plan (incorporated by reference to Exhibit 4.1 to SMSC’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 19, 2005)

4.4
Standard Microsystems Corporation 2005 Inducement Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.2 to SMSC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2005)

4.5
Standard Microsystems Corporation 2009 Long Term Incentive Plan, as amended on July 28, 2011 (incorporated by reference to Exhibit 10.1 to SMSC’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2011, as filed with the Securities and Exchange Commission on September 30, 2011)

4.6
Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, as filed with the Securities and Exchange Commission on November 12, 2002)

4.7
Amended and Restated By-Laws of Registrant, as amended through January 29, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006, as filed with the Securities and Exchange Commission on February 6, 2007)

4.8	Microchip Technology Incorporated 2012 Inducement Award Plan

5.1	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (reference is made to page II-4 of this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, State of Arizona, on August 2, 2012.

MICROCHIP TECHNOLOGY INCORPORATED
By: /s/ Steve Sanghi
Steve Sanghi, President, Chief Executive Officer and Chairman of the Board
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve Sanghi and J. Eric Bjornholt, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steve Sanghi	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 2, 2012
Steve Sanghi
/s/ J. Eric Bjornholt	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2012
J. Eric Bjornholt
/s/ Matthew S. Chapman	Director	August 2, 2012
Matthew S. Chapman
/s/ Albert J. Hugo-Martinez	Director	August 2, 2012
Albert J. Hugo-Martinez
/s/ L.B. Day	Director	August 2, 2012
L.B. Day
/s/ Wade F. Meyercord	Director	August 2, 2012
Wade F. Meyercord

EXHIBIT INDEX

4.1
Standard Microsystems Corporation 2002 Inducement Stock Option Plan (incorporated by reference to Exhibit 10.26 to SMSC’s Annual Report on Form 10-K for the fiscal year ended February 28, 2003, as filed with the Securities and Exchange Commission on May 29, 2003)

4.2
Standard Microsystems Corporation 2003 Inducement Stock Option Plan (incorporated by reference to Exhibit 4.3 to SMSC’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 16, 2003)

4.3
Standard Microsystems Corporation 2004 Inducement Stock Option Plan (incorporated by reference to Exhibit 4.1 to SMSC’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 19, 2005)

4.4
Standard Microsystems Corporation 2005 Inducement Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.2 to SMSC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2005)

4.5
Standard Microsystems Corporation 2009 Long Term Incentive Plan, as amended on July 28, 2011 (incorporated by reference to Exhibit 10.1 to SMSC’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2011, as filed with the Securities and Exchange Commission on September 30, 2011)

4.6
Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, as filed with the Securities and Exchange Commission on November 12, 2002)

4.7
Amended and Restated By-Laws of Registrant, as amended through January 29, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006, as filed with the Securities and Exchange Commission on February 6, 2007)

4.8	Microchip Technology Incorporated 2012 Inducement Award Plan

5.1	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
24.1    Power of Attorney (reference is made to page II-4 of this Registration Statement)